Exhibit 10.1
LEASE
THIS LEASE is entered into as of the 17th day of November 2021 by and between 7101 GOODLETT FARMS PARKWAY, LLC, a Tennessee limited liability company ("Landlord"), with its principal offices at 95 Froelich Farm Blvd., Woodbury, New York 11797, and BIOVENTUS, LLC, a Delaware limited liability company, with its principal place of business at 4721 Emperor Boulevard, Suite 100, Durham, North Carolina 27703 (“Tenant”).
1.LEASE PROVISIONS

A. DESCRIPTION OF PREMISES		E. NOTICES
Building Name Address County City State/Zip	7101 Goodlett Farms 7101 Goodlett Farms Parkway Shelby Memphis TN 38016	Tenant	Bioventus, LLC 4721 Emperor Blvd Suite 100 Durham, NC 27703
B. LEASED AREA
89,715 square feet Warehouse 53,780 square feet and Office 35,935 square feet		Landlord	7101 Goodlett Farms Parkway, LLC C/O MalmoMemphis Real Estate, Inc. 7000 Goodlett Farms Pkwy, Suite 500 Memphis, TN 38016 Attn: Dede Malmo, CCIM
C. LEASE TERMS
Term (Months) Anticipated Commencement Date Anticipated Expiration Date Security Deposit	120 July 1, 2022 June 30, 2032 TBD
D. PAYMENTS
Payee Address City/State/Zip Tenant Account#	7101 Goodlett Farms Parkway, LLC C/O MalmoMemphis Real Estate, Inc. 7000 Goodlett Farms Pkwy, Suite 500 Cordova, TN 38016 ____________________________	F. GUARANTOR(S) G. REAL ESTATE BROKERS;	N/A MalmoMemphis Real Estate, Inc. (Landlord) Cushman & Wakefield | Commercial Advisors (Tenant)
2.LEASE OF PREMISES: Landlord leases to Tenant and Tenant takes from Landlord the premises (“Premises”) shown on Exhibit “A” in the building in which the Premises is located (“Building”) located in the city stated in Section 1A above.
3.TERM AND POSSESSION: The term of this Lease (“Term”) shall commence on the later of the first business day after the weekend following substantial completion of the improvements (as described and defined below in Section 29 and Exhibits B and C) and after a final certificate of occupancy or governmental equivalent has been issued with respect thereto or July 1, 2022 (the “Commencement Date”). In the event the improvements to the Warehouse portion of the Building are completed before the Office portion of the Building, the term of this Lease shall commence on the earlier of receipt of a temporary or final certificate of occupancy or governmental equivalent, or Tenant’s occupancy of the Warehouse portion of the building, but in no event shall commencement occur prior to July 1, 2022. Tenant shall, if Landlord so requests, execute a letter confirming the Commencement Date and the Expiration Date of the Term.
4.EARLY ACCESS: Tenant, its contractors, subcontractors, and agents shall have limited access to One Thousand (1,000) square feet of the Premises up to ten (10) months prior to the Commencement Date (“Early Access”) with no obligation to pay Base Rent or Operating Expenses for the purpose of running a test line for FDA approvals. Tenant shall give Landlord notice at least forty-eight (48) hours prior to Early Access and shall be required to provide Certificates of Insurance in accordance with Paragraph 28 before Early Access will be granted. Tenant shall have no additional access to the Premises until the Commencement Date except for installation of furniture, fixtures, and equipment.
In addition to Early Access provided hereinabove, Landlord shall permit Tenant to prepare a “one-time test fit” of the Premises. Landlord shall reimburse Tenant for the “one-time” test fit according to invoices provided by The Crump Firm up to a maximum of $.25/RSF.
5.USE: Tenant shall continuously use and occupy the Premises only for general office, warehouse, and manufacturing purposes and consistent with the character of the Building. Tenant shall not use or permit or suffer the use of the Premises for any business or purpose prohibited by applicable law. Tenant shall comply with the “Rules and Regulations” of the Building, which are subject to change, a copy of which is attached hereto.
6.BASE RENT: Monthly Base Rent is due and payable without demand in advance on the first day of each month during the Term. “Monthly Base Rent” shall mean the following amounts:

PERIOD	MONTHLY RENT
07/01/2022 – 06/30/2023:	$128,217.69 ($17.15/RSF)
07/01/2023 – 06/30/2024:	$130,759.61 ($17.49/RSF)
07/01/2024 – 06/30/2025:	$133,376.30 ($17.84/RSF)
07/01/2025 – 06/30/2026:	$136,067.75 ($18.20/RSF)
07/01/2026 – 06/30/2027:	$138,759.20 ($18.56/RSF)
07/01/2027 – 06/30/2028:	$141,525.41 ($18.93/RSF)
07/01/2028 – 06/30/2029:	$144,366.39 ($19.31/RSF)
07/01/2029 – 06/30/2030:	$147,282.13 ($19.70/RSF)
07/01/2030 – 06/30/2031:	$150,197.86 ($20.09/RSF)
07/01/2031 – 06/30-2032:	$153,188.36 ($20.49/RSF)
Monthly Base Rent and any additional rent for operating expenses (collectively called “Rent”) plus any sales or use taxes which are assessed against Tenant in connection with the rent paid by Tenant shall be paid without notice, demand, setoff, or deduction whatsoever. Tenant agrees to pay to Landlord all Rent and other sums under this Lease at the address specified in Section 1D, or at any other place designated in writing by Landlord. Tenant’s obligations to pay Rent to Landlord are covenants independent of Landlord’s obligations under this Lease. All Rent or other sums that are not received within ten (10) days of the date due shall bear interest at or 12% per annum from the date due until paid plus Tenant shall pay a late payment service charge, equal to 5% of the total delinquent amount or $100.00, whichever is greater, for each month for which payment of Rent or other sums due are not received by Landlord when due. Tenant shall pay a charge equal to $50.00 per returned check or the amount to which Landlord is entitled under state law, whichever is greater.
Unless Tenant has tax exempt status, Tenant shall pay to Landlord any sales, use, or other tax, excluding Federal or State income taxes, now or hereafter imposed upon the Rent due under this Lease.
It is anticipated that the Office portion of the Building will not be completed before July 1, 2022.  In that instance, Tenant’s Monthly Base Rent shall be calculated based upon the square footage of the Warehouse portion of the Building as set forth in Section 1 B beginning on the Commencement Date:
53,780 of Warehouse Space at $17.15 per rentable square foot as a monthly rate = $76,860.58 due and payable on the first day of each month until the substantial completion of the Office portion of the Building and issuance of a certificate of occupancy by the appropriate governmental division of Shelby County, Tennessee; and then Monthly Base Rent shall be calculated as set forth in the “Monthly Base Rent” table contained in this section 6.  Monthly Base Rent for the Office portion of the building shall be prorated for days lapsed after the first day of the calendar month in which the Office portion is completed as set forth herein. For each month that the Office portion of the Building remains unoccupied by Tenant due to incompletion of Tenant Improvements, additional month shall be added to the term.
7.OPERATING EXPENSES: Tenant agrees to pay to Landlord, as additional Rent, based upon the first twelve (12) months following the Commencement Date (the “Base Year”), Tenant’s proportionate share of any increases in operating expenses above the operating expenses for the Base Year. Tenant’s proportionate share shall be 100%. Controllable Operating Expenses shall not exceed a five percent (5%) annual increase on a non-cumulative basis. Controllable Operating Expenses excludes taxes, insurance, costs of snow removal, costs subject to governmental regulation, such as minimum wages, and all costs incurred to comply with new or revised federal, state or local laws, ordinances or regulations.
The term “Operating Expenses” shall mean all costs and expenses of ownership, use, repair, operation, management and maintenance of the Building as determined by generally accepted accounting practices and shall include by way of illustration but not limited to: ad valorem real and personal property taxes, , insurance premiums, heat, air conditioning, window cleaning, pest control, labor, materials, supplies, Building and Premises security, landscaping and fertilization, parking area maintenance and repair – to include sealcoating, crack filling, pot hole repair, and restriping - all equipment and tools, property management fees of 4% of gross rent (whether payable to a third party), to Landlord or to an affiliate of Landlord), wages, salaries, disability benefits, pensions, profit sharing, hospitalization, retirement plans, group insurance, and other benefits respecting employees of the Landlord or Landlord’s third party management firm, up to and including the level of building/property manager (wages and benefits of employees who are employed at more than one building shall be appropriately prorated as reasonably determined by Landlord based on the percentage of time spent by the employees at the Building or on Building business); legal, accounting and administrative costs, uniform costs, workers’ compensation insurance, payroll, social security, unemployment, and other similar taxes relating to employees; permits, licenses, inspection fees, and capital expenditures, amortized over the useful life of the item, intended to result in savings in operating expenses or resulting from laws that become effective or are interpreted or enforced differently after the date of this Lease. The cost of replacements of the HVAC system, HVAC units, or HVAC parts shall be paid for by the Landlord and amortized as operating expenses over the useful life of the replacement items on a straight-line basis. Tenant shall have the right to contest the amounts of any tax assessments.
No later than April 30th of each year of the Lease, Landlord shall reasonably estimate the operating expenses that will be payable for each calendar year (following the Base Year) and, within thirty (30) days’, upon request by tenant provide a detailed analysis of such estimate to the Tenant. If the anticipated operating expenses for any calendar year shall be greater than the operating expenses for the Base Year, Tenant shall pay to Landlord (in advance, together with its payment of Monthly Base Rent) an amount equal to one-twelfth of Tenant’s proportionate share of such excess as additional Rent subject to the limit on the increase in Controllable Operating Expenses provided for in this section 7.
Within 120 days of the conclusion of each calendar year, Landlord shall furnish Tenant a statement of actual operating expenses for the year. An adjustment shall then be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require. Any such repayment by Landlord shall be in the form of a credit against Tenant’s monthly rent obligations unless Tenant is then in default under this Lease. In the event the lease Term has expired, Tenant is not in Default, and a credit is still owed by the Landlord to the Tenant, Landlord will refund the amount of the credit to the Tenant within 30 days of the determination of such credit.
Landlord shall provide reasonably detailed back-up information to substantiate any items/charges in question. The annual statement shall constitute a final determination between Tenant and Landlord regarding any claims/objections for the year it covers, unless within thirty (30) days after receiving such statement, Tenant provides Landlord with written notice that it disputes the statement and specifies the item(s) it deems inaccurate. If Tenant disputes the statement, then, pending resolution of the dispute, Tenant shall pay the undisputed portion of the Rent in question to Landlord set forth in the disputed statement. Tenant shall have the right, one time per year, to audit or inspect Landlord’s records with respect to Operating Expenses and Landlord’s gross-up for any Lease Year, as well as all other additional rent payable by Tenant hereunder in any Lease Year. If Tenant’s audit demonstrates that Landlord has overstated the Operating Expenses for any year and Landlord agrees with Tenant’s audit. Landlord shall reimburse Tenant for any overpayment made by Tenant, within thirty (30) days of notice from Tenant. Landlord and Tenant agree to binding arbitration in the event Tenant disputes Landlord’s operating costs.
Specifically excluded from Operating Expenses are utilities,  janitorial services and generator service, generator maintenance, and generator repair and replacement expenses for the Premises and Building.  Tenant agrees to reimburse Landlord fully for the cost of these items outside of defined Operating Expenses. Current utility services shall remain in Landlord’s name.  Landlord will provide janitorial services for the Premises and the Building on a frequency and schedule approved by Tenant. Landlord shall also be responsible for placing a maintenance and service agreement on the generator. Within 30 days’ after receipt of Landlord notification, Tenant agrees to fully reimburse Landlord monthly for all costs associated with utilities, cleaning/janitorial and generator service, generator maintenance, and generator repair and replacement.
8.GOVERNMENTAL REGULATIONS: Tenant shall comply promptly with all laws, codes, ordinances, rules, and regulations of any governmental authority applicable to the Premises, including the Americans with Disabilities Act of 1990 and all similar laws (“ADA”). Landlord shall be responsible for ensuring that the Premises and Improvements Landlord makes to the Premises comply with all laws, codes, ordinances, rules and regulations of any governmental authority applicable to the Premises, including the Americans with Disabilities Act of 1990 and all similar laws (“ADA”).
9.SIGNS: Tenant shall not inscribe, paint, affix, or otherwise display any sign, advertisement, or notice on any part of the outside of the Building, or monument sign, without Landlord’s review and approval, which approval shall not be unreasonably withheld. If any other signs, advertisements, or notices are painted, affixed, or otherwise displayed without the prior approval of Landlord, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal.
10.ACCESS: Tenant shall have access to the Premises, the Building, and parking spaces twenty-four (24) hours per day, seven (7) days per week, and fifty-two (52) weeks per year.
11.SERVICES: Landlord shall provide, at Landlord’s expense and according to its customary standards: (a) water from regular Building fixtures; (b) electricity for the purposes of lighting and general office equipment use in amounts consistent with Building standard electrical capacities; (c) exclusive parking proximate to the Building. Landlord, at its expense in accordance with its customary standards, shall provide heating and cooling (HVAC) of the Premises up to 24 hours per day, seven days per week and shall maintain quarterly service contracts on the HVAC system. Tenant agrees to operate the HVAC system in an efficient and responsible manner and agrees to work with Landlord to create a schedule that can be programmed into the Energy Management System when not operating 24 hours per day, 7 days per week.
Tenant, at its sole cost and expense, shall have the option to install its security system to the Premises. Tenant shall not have the right to utilize a portion of the Tenant Improvement Allowance towards its security system(s). In the event Tenant installs a security system within the Premises, Landlord shall be provided with all access codes and Tenant accepts responsibility for the operation and maintenance of the security system and indemnifies and holds harmless the Landlord from any and all damages caused by the system.
Tenant, at its sole cost and expense, shall have the option to install and operate a satellite antenna, and requisite cabling, on the roof of the Building. Tenant shall be solely responsible for maintenance of the satellite antenna and expense of any transmissions received by the satellite (e.g. television service, internet service). If Tenant elects to install a satellite antenna, Tenant shall notify Landlord prior to commencement of installation and shall engage Landlord’s roofing contractor to coordinate said installation. Upon the end of the Term or earlier termination of this Lease, Tenant shall remove the satellite antenna and all related equipment, use Landlord’s roofing contractor to restore the roof to its condition before installation, and shall indemnify and hold harmless the Landlord for all damage and injury related thereto.
Landlord shall not be liable for damages for failure to furnish any service in a timely manner due to any causes described in Section 14 and 15, or as a result of Unavoidable Delay. Any failure or delay as a result of these reasons shall not be considered an eviction or disturbance of Tenant’s quiet enjoyment, use or possession of the Premises.
The Landlord shall be responsible for maintaining the exterior walls and building structure throughout the term of the lease at its sole cost. Landlord shall be responsible for maintaining the roof as a part of building operating expenses.
12.CONDITION OF PREMISES/ALTERATIONS: Tenant agrees to provide written acceptance of the Premises as being in good repair and condition (subject to any improvements Landlord has agreed in this Lease to make) following Landlord’s completion of all Improvements (including all punch list items) provided by the Landlord. Tenant shall maintain the Premises in good repair and condition, reasonable use, wear, and tear excepted. Tenant shall not make any structural alterations, additions, or improvements to the Premises except as otherwise stated herein, without Landlord’s written approval.
The interest of Landlord in the Building shall not be subject to any liens, including, but not limited to, construction liens, for improvements made by Tenant or by persons claiming by, through or under it, and Tenant agrees it shall notify any person making any improvements on its behalf of this provision. If any lien is filed against the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly secured by and transferred to a bond under applicable Tennessee law, within 10 business days after notice to Tenant. Landlord and Tenant acknowledge and agree that there is no requirement under this Lease that Tenant make any alterations or improvements to the Premises except as set out herein specifically, which shall not be unreasonably withheld, conditioned, or delayed.
13.RIGHT OF ENTRY: Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord deems necessary in Landlord’s sole judgment, with reasonable prior notice, except in cases of emergency. In the event such activities undertaken by Landlord will cause temporary inconvenience or disturbance to Tenant, Landlord agrees to use is commercially reasonable effort to minimize such inconvenience or disturbance.
14.DESTRUCTION OF PREMISES: If a fire or other casualty occurs that substantially damages or otherwise renders untenantable the Premises or the Building, or any portion thereof (collectively, a “Casualty”), Landlord may, within 45 business days after the Casualty, terminate this Lease effective on the fifth day after the notice. Either party may terminate this Lease if the Casualty occurs within the last year of the Term and the estimated cost of repair/restoration to the Premises exceeds 25% of the Monthly Base Rent remaining to be paid under this Lease. If this Lease is not terminated, Landlord will proceed with reasonable diligence to repair/restore the Building and Premises to substantially the same condition they were in immediately before the Casualty (other than Tenant’s personal property). Rent shall abate for that part of the Premises which is rendered untenantable and not occupied by Tenant on a per-diem and proportionate area basis from the date of the Casualty until the earlier of the date the Tenant re-occupies the area of the Premises .
15.CONDEMNATION: If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date upon which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date. If no portion of the Premises is taken but a substantial portion of the Building is taken, at Landlord’s option, this Lease shall terminate on the date upon which possession of such portion of the Building is delivered to the condemning authority and Rent shall be apportioned and paid to that date. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term, nor shall Tenant be entitled to any part of the condemnation award or private purchase price. Notwithstanding the foregoing, Tenant shall have the right to claim and recover, provided Tenant asserts and pursues its claim against the condemning authority, only that compensation or damage representing Tenant’s moving and relocation expenses, the value of Tenant’s personal property taken. If less than a substantial part of the Premises is condemned, this Lease shall not terminate, but Rent shall abate in proportion to the portion of the Premises condemned.
16.ASSIGNMENT AND SUBLEASE: Tenant shall be permitted, with prior notice to Landlord, to assign the Lease or sublease all or any portion of the Premises to any of Tenant’s affiliates. Affiliates shall include an entity which: (i) controls, is controlled by or is under common control with Tenant; (ii) exists as the result of a merger or consolidation of Tenant at the direction of Tenant’s parent/controlling entity; (iii) acquires any pre-existing business being conducted on the Premises; (iv) has entered into a management contract with Tenant; or (v) has at least a ten percent (10%) ownership interest in Tenant. With prior written notice, Tenant may sublet or assign to the Parent, an Affiliate, a Subsidiary, or Successor of Tenant without Landlord’s consent. Tenant shall not assign the Lease or sublease any portion of the Premises to a third party that is not a Tenant affiliate without Landlord’s written consent in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed, provided Landlord is satisfied that (i) the sublessee or assignee shall have the financial wherewithal to perform all obligations under the Lease, and the proposed sublease or assignment shall not materially affect Landlord’s ability to receive all rent due and remaining hereunder; (ii) the sublessee or assignee shall use the Premises in accordance with the Permitted Use, and shall comply with all applicable laws, rules, ordinances and regulations related to its use of the Premises; (iii) the sublessee or assignee shall not cause a nuisance or disturbance on the Premises or otherwise interfere with the operations of any other tenant or occupant of the Building. Tenant shall reimburse Landlord for all reasonable attorneys’ fees and costs incurred by Landlord in connection with any assignment or sublease, up to one thousand five hundred dollars ($1,500.00) per assignment or sublease. Whether permitted or rejected by Landlord, Tenant and any guarantor shall remain fully liable for all obligations under this Lease following any such transfer. Landlord and Tenant shall share equally in any profit over and above Tenant’s out-of-pocket expenses (including free rent, tenant improvements, and commission) associated directly with any assignment permitted in this Section 16.
17.NON-DISTURBANCE AGREEMENT/ESTOPPEL: Concurrently with the execution of the Lease, Landlord shall deliver to Tenant commercially reasonable non-disturbance agreements reasonably acceptable to Tenant from any and all ground lessors, beneficiaries, mortgagees, or other lien holders of Landlord (collectively, "Lenders"). The non-disturbance agreements shall be in recordable form and may be recorded at Tenant's election and expense.
Landlord shall provide Tenant with similar non-disturbance agreements reasonably acceptable to Tenant from any Lender that comes into existence (at any time during the term of the Lease) as a condition precedent to any obligation of Tenant to subordinate its interests to any such lender.
From time to time, Tenant, on not less than ten (10) business days prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Building.
18.INDEMNIFICATION: Landlord and Tenant shall each indemnify, defend, and save harmless the other party and the other party’s employees, agents, and contractors (the “Indemnified Parties”) from and against any and all loss, damage, claim, demand, liability, or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any negligence, recklessness, willful misconduct, failure to comply with applicable law, or the failure to comply with this Lease of the indemnitor, its employees, agents, and contractors in connection with the Building to the extent caused in whole or in part by the indemnitor, its employees, agents, and contractors, regardless of whether or not the claim is caused in part by any of the Indemnified Parties. When any claim is caused by the joint acts or omissions of the indemnitor and the Indemnified Parties, the indemnitor’s duties under this article shall be in proportion to the indemnitor’s allocable share of the joint liability.
19.DEFAULT:
A.Each of the following shall be an event of default under this Lease: (a) Tenant fails to make any payment of Rent or additional rent within fifteen (15) days after receipt of written notice from Landlord, provided, however, that Landlord shall only be required to give Tenant written notice of failure to pay when due once in any consecutive twelve (12) month period; or (b) Tenant violates or fails to perform any other obligation under this Lease or the Rules and Regulations and failure to cure within thirty (30) days after receipt of written notice from Landlord describing the nature of the default, unless such failure cannot be cured within thirty (30) days, in which event Tenant shall have such additional time as may be reasonably necessary to cure the default, provided that Tenant commences to cure within such initial thirty (30) day period and diligently pursues such cure to completion any Guarantor defaults under any guaranty of this Lease; or (c) Tenant or any Guarantor or surety for Tenant’s obligations under this Lease becomes bankrupt or insolvent or makes a general assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings be taken by or against Tenant or any Guarantor or surety; or (d) Tenant transfers this Lease in violation of the Assignment and Sublease article; or (e) Tenant fails to deliver an estoppel certificate within the time period required by the estoppel provisions of this Lease.
B.If Tenant defaults, in addition to all other legally available remedies, Landlord (i) may terminate this Lease by notice to Tenant; and (ii) all forms of Rent due under this Lease for the remainder of the Term shall become due when they otherwise would have been due had the Lease not been terminated. Landlord shall account to Tenant, at the time applicable Rent is due during the remainder of the Term, for the net amounts (taking into consideration marketing/advertising costs, legal expenses, brokerage commissions, moving costs, or other incentives granted, and the cost of improvements to the Premises/Building required by replacement tenants) actually collected by Landlord as a result of a reletting; and (iii) may, but shall have no obligation to, perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees, the sums so paid or obligations incurred shall be paid by Tenant to Landlord within fifteen (15) days of rendition of a bill or statement to Tenant therefor.
C.It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for 10 consecutive business days while in monetary default. Any grace periods set forth in this article shall not apply to the application of this presumption.
D.In the event of any litigation relating to this Lease, the prevailing party shall be entitled to recover its costs and reasonable attorney’s fees, both at trial and on appeal.
E.     Tenant’s liability for default by Tenant under the Lease shall be limited to Landlord’s actual direct but not consequential damages therefore, and Landlord waives any claim or right to special, consequential or punitive damages, except for instances of intentional, malicious, willful, and wanton acts of Tenant.
20.SURRENDER OF PREMISES: Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of the Term in good order and condition, broom clean, except for reasonable wear and tear. All alterations, including HVAC equipment, wall coverings, carpeting and other floor coverings, ceiling tiles, window treatments, lighting fixtures, built-in or attached shelving, built-in furniture, millwork, countertops, cabinetry, all doors (both exterior and interior), bathroom fixtures, sinks, kitchen area improvements, and wall mirrors, made by Landlord or Tenant to the Premises shall become Landlord’s property upon the expiration or sooner termination of the Term. On the expiration or sooner termination of the Term, Tenant, at its expense, shall remove from the Premises all moveable machinery and equipment, including moveable communications equipment and moveable office equipment, that are installed in the Premises by Tenant without expense to Landlord and which can be removed without damage to the Premises or the Building, and all moveable furniture, furnishings, and other articles of moveable personal property owned by Tenant and located in the Premises. Tenant, at its expense, shall also remove all communication and data lines and cables and any non-Building standard alterations, including vaults and/or safes designated for removal by Landlord. Tenant shall repair any damage caused by the removal. Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense. In any event, Tenant shall on written request by Landlord, remove specific alterations to the Premises made by Tenant, including, without limitation, communication and data lines and cables. Landlord shall identify any specific alternations which shall be removed at the time of approval of such alterations.
21.HOLDING OVER: Tenant upon notifying Landlord of its intent to do so at least () () four (4) months prior to the expiration of the initial Term of this Lease, shall have the right to hold over for a period of up to three (3) months after the expiration of said Term, or any extension thereof at 125% of the then Monthly Base Rent in effect the last month preceding the hold over. Should Tenant fail to provide the notice required by this Section 20, or hold over past three (3) months having otherwise complied with this Section, Tenant shall be liable to Landlord for all reasonable damages that Landlord suffers by reason of any holding over by Tenant, and Tenant shall indemnify, defend, and save Landlord harmless against all costs, claims, losses, or liabilities (including attorneys’ fees) resulting from delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant founded on any delay. Tenant upon holding over for a period of more than three (3) months shall become a month-to-month Tenant at a Monthly Base Rent equal to 150% of the Monthly Base Rent in effect the last month preceding the holdover. All other provisions of this Lease shall apply to any holdover.
22.OPTIONS TO EXTEND: Tenant shall have two (2) options to renew the Lease for all or a portion of the Premises (“Options to Extend”) for five (5) year lease terms (each, an “Extension Term”) at the prevailing market rental rate at the time of commencement of the Extension Term for similar type properties in the general market area (“Fair Market Value”). Tenant shall provide written notice to Landlord of its intention to exercise its options to renew the Lease not less than six (6) months prior to the expiration of the Lease Term or an Extension Term. In order to exercise Tenant’s options to extend, Tenant shall not have defaulted at any time during the initial lease term, or option period, beyond the stated cure date.
For each Extension Term, the Base Year shall be adjusted to reflect the then current base year that is being offered to prospective tenants of the building, but in no event earlier that the year in which Tenant’s lease would expire.
Within sixty (60) days of the beginning of any Extension Term, the Landlord shall provide an allowance of $7.00 per rentable square foot of the Premises for the refurbishment thereof.
Landlord shall, within thirty (30) days after receipt of Tenant’s renewal notice, send to Tenant, Landlord’s proposed fair market rental value for the Leased Premises based on comparable buildings, for comparable tenants ("Landlord’s Rent") for the upcoming Renewal Term. Within ten (10) days thereafter, Tenant shall send to Landlord a notice stating either (i) Tenant’s agreement with Landlord’s Rent, in which event Base Rent shall be said amount payable by Tenant throughout the upcoming Renewal Term with any subsequent fair market annual increases, or (ii) Tenant’s evaluation of said prevailing fair market rental value ("Tenant’s Rent") with any subsequent fair market annual increases. If Landlord and Tenant are unable to agree in good faith upon said prevailing fair market rental value within twenty (20) business days (the “Good Faith Negotiation Period”) from the date of sending the notice described in (ii) above, then Tenant may elect to either (i) rescind its renewal notice or (ii) consent to the matter being determined by baseball arbitration pursuant to the paragraph below.
Disputes between Landlord and Tenant with respect to the prevailing fair market rental value of the Leased Premises only shall be determined by baseball arbitration as provided in this paragraph. No other provision or issue arising under this Lease or any addendum hereto shall be subject to or determined by the provisions hereof. Landlord and Tenant shall each appoint a person as arbitrator who is a recognized authority on commercial office leasing in the City of Memphis, Tennessee and is not affiliated with either Landlord or Tenant in any way, within ten (10) business days after the expiration of the Good Faith Negotiation Period. Such appointment shall be signified in writing by each party to the other within such ten (10) business day period, and the arbitrators so appointed shall appoint within ten (10) days after the appointment of Tenant’s arbitrator and Landlord’s arbitrator a third arbitrator, who shall be a person who is a recognized authority on commercial office leasing in the City of Memphis, Tennessee and is not affiliated with Landlord or Tenant in any way. Said third arbitrator shall, after due consideration of all the relevant factors to be taken into account and any other information the arbitrator deems necessary, in good faith, make its own determination of the fair market rental value of the Premises within ten (10) days of his or her appointment (the “Arbitrator’s Rent”) and thereafter select either the Landlord’s Rent or the Tenant’s Rent, but no other, whichever is closest to the Arbitrator’s Rent (the “Final Rent Determination”), such determination to be made within twenty (20) days after the third arbitrator’s appointment. The Final Rent Determination decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties hereto. The Final Rent Determination shall be binding, final, and conclusive on the parties. The fees of the arbitrators and the expenses incident to the proceedings shall be borne equally between Landlord and Tenant. The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called by the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.
If Tenant fails to appoint an arbitrator in the manner and within the time specified above, then the prevailing fair market rental value of the Premises for the upcoming Renewal Term shall be the Landlord’s Rent. If Landlord fails to appoint an arbitrator in the manner and within the time specified above, then the prevailing fair market rental value for the upcoming Renewal Term shall be the Tenant’s Rent. If the parties’ arbitrators fail to appoint the third arbitrator within the time and in the manner prescribed herein, then Landlord and Tenant shall jointly and promptly apply to the local office of the American Arbitration Association for the appointment of the third arbitrator.
As soon as reasonably practicable after the agreement to or determination of the Base Rent rate that will apply during any applicable Renewal Term, Tenant shall deliver to Landlord a written notice (“Renewal Base Rent Notice”) that memorializes the Base Rent rate that is expected to apply during any such Renewal Term, as determined in accordance with the terms hereof.
23.HAZARDOUS MATERIALS:
To the best of Landlord’s knowledge, there is no asbestos or other hazardous materials in the Building or Premises.  Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned by Landlord, introduce on or transfer to the Premises or Property, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or to transfer any Hazardous Materials from the Premises to any other location; and Tenant shall not commit or suffer to be committed in or on the Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to Hazardous Materials; provided Tenant may bring into the Premises small amounts of Hazardous Materials (such as cleaning products and copy toner) which are readily available to Tenant by unregulated retail purchase if the same are necessary in Tenant’s normal business operations.
Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises or Property. In addition, Tenant shall, within ten (10) business days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.
Tenant shall indemnify, defend (by counsel satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in part, directly or indirectly, by (i) the presence or suspected presence in, on, under or about the Premises or discharge in or from the Premises of any Hazardous Materials, or Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, or (ii) Tenant’s failure to comply with any Environmental Laws. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of this Section, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful, or unlawful) shall be attributable to Tenant.
The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical, or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined, or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.
The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.
24.RESERVED:
25.LANDLORD’S INTEREST: No person holding Landlord’s interest under this Lease shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest. No shareholder, director, officer, employee, agent, or partner (general or limited) of Landlord shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant shall look solely to Landlord’s interest in the Building and not to the other assets of Landlord for satisfaction of Tenant’s remedies. Tenant waives all rights to consequential damages or punitive or special damages of any kind.
26.NOTICES: Any notice to be given under this Lease may be given by either party or its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier services (such as Federal Express), or by United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the address specified in Section 1E or such other address as designated in writing by either party. In addition, and where practicable, a notice may be transmitted via electronic mail with receipt verification. A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.
27.SUCCESSOR AND ASSIGNS: This Lease shall be binding on and inure to the benefit of the heirs, personal representatives, administrators, and, except as otherwise provided, the successors or assigns of the parties to this Lease. If Landlord assigns this Lease to a successor who expressly assumes the obligations of Landlord, Landlord shall be released from its obligations under this Lease.
28.INSURANCE:
Tenant assumes the liability for damage to its improvements, fixtures, partitions, equipment and personal property therein, and all appurtenances thereto, regardless of the cause thereof. Except as otherwise provided herein, Tenant expressly waives and releases Landlord from all claims against Landlord and agrees to hold landlord harmless for any loss resulting from damage or loss to Tenant's goods, wares, merchandise, inventories, fixtures and/or equipment of any invitee, subsidiary or affiliate of tenant, vendor or contractor in, upon or about said premises regardless of the cause. Except as otherwise provided herein, Landlord expressly waives and releases Tenant from all claims against Tenant and agrees to hold Tenant harmless for any loss resulting from damage or loss to Landlord’s property upon or about the premises regardless of the cause. All policies of property insurance carried by either party shall include a clause or endorsement whereby such party’s insurer waives all right of subrogation, against the other party in connection with any property loss or damage thereby insured against. If any policy of insurance requires the agreement of the party’s insurer as a condition to the effectiveness of this mutual waiver of subrogation, such party agrees to make a commercially reasonable effort to obtain such agreement. Tenant shall secure, pay for and maintain, at its own expense, the following insurance policies in full force and effect during the term of the Agreement:
A.Property Insurance: Replacement cost insurance on Tenant's machinery, equipment, furniture & fixtures, goods, wares, merchandise, improvements/betterments and Business Interruption/Extra Expense in sufficient amounts against damage caused by Fire and all other perils covered by a standard All Risk Insurance Policy.
B.Workers Compensation affording coverage under the Workers Compensation laws of the State of Tennessee and Employers Liability coverage subject to a limit of no less than $500,000 each employee, $500,000 each accident and $500,000 policy limit.
C.Commercial General Liability Insurance with limits of $1,000,000 per occurrence Bodily Injury and Property Damage, $1,000,000 per occurrence Personal & Advertising Injury, $1,000,000 Products Liability and Completed Operations, $1,000,000 Fire Damage Legal Liability and $2,000,000 General Aggregate limit per location. The policy shall be written on an occurrence basis subject to no deductible.
    Policy shall be endorsed to name Landlord as "additional insured" using form CG2026 or its equivalent. Definition of Additional Insured shall include all Partners, Officers, Directors, Employees, agents and representatives of the named entity including its managing agent and the holder of any mortgage on the Premises or Property Further, coverage for "additional insured" shall apply on a primary basis to any insurance carried by Landlord, whether collectible or not.
D.Umbrella Liability Insurance for the total limit purchased by the Tenant but not less than a $15,000,000 limit providing excess coverage over all limits and coverage noted in paragraphs (B) and (C) above. This policy shall be written on an "occurrence" basis.
All policies noted in above shall be written with insurance companies licensed to do business in the State of Tennessee and rated no lower than A10 in the most current edition of A.M. Best's Property-Casualty Key Rating Guide.
E.Evidence (Notices) of Compliance
    All policies shall be endorsed to provide that in the event of cancellation, non-renewal or material modification, Landlord shall receive 30 days written notice thereof.
    Tenant shall furnish Landlord with Certificates of Insurance and upon Owners request, complete copies of all policies including all endorsements attached thereto evidencing compliance with all insurance provisions noted above no later than (5) days prior to the inception of the lease; and (5) days prior to the expiration or anniversary of the respective policy terms.
All Certificates or policy termination notices should be delivered to:
MalmoMemphis Real Estate, Inc.
7000 Goodlett Farms Parkway, Suite 500
Cordova, TN 38016
Attn: Dede Malmo, CCIM
F.Indemnification/Hold Harmless
    The tenant shall, to the fullest extent permitted by law, defend, indemnify and hold Landlord its partners, directors, officers, employees, servants, representatives and agents harmless from and against any and all claims, loss, (including attorney's fees, witnesses' fees and all court costs), damages, expense and liability (including statutory liability), resulting from injury and/or death of any person or damage to or loss of any property arising out of any negligent or wrongful act, error or omission or breach of contract in connection with the operations of     the tenant arising from or in connection with the possession, use, occupancy, management, repair, maintenance or     control of the Demised Premises or any portion thereof; or arising from or in connection with any Tenant work. The foregoing indemnity shall include injury or death of any employee of the tenant, its invitees, contractors and subcontractors and shall not be limited in any way by an amount or type of damages, compensation or benefits payable under any applicable Workers Compensation, Disability Benefits or other similar employee benefits acts. Tenants Liability under this indemnification shall not be limited to required limits in paragraphs B, C & D above.
G.Tenant Improvements
    Tenant shall obtain Landlord’s prior written consent to any renovation, addition, installation, improvement or alteration, hereinafter referred to as “Tenant improvements”.
    Tenant shall cause its Contractors and Subcontractors to secure and keep in effect during the performance of any Tenant improvement at Contractors sole cost and expense the following coverage:
    Property insurance upon tools, material, equipment and supplies, whether owned, leased or borrowed by the Contractor or its employees to the full replacement cost for all causes of loss included within “all risk” perils. Policy shall allow for a waiver of subrogation against Landlord.
    Workers Compensation affording coverage under the laws of the State of Tennessee and Employers Liability coverage subject to a limit of no less than $1,000,000 each employee, $1,000,000 each accident and $1,000,000 policy limit.
Commercial General Liability, including contractual liability on an occurrence form with combined bodily injury and property damage limits of not less than $5 Million per occurrence, $5 Million per project general aggregate and $5 Million Products liability and Completed Operations. Products and Completed Operations coverage shall extend for three years beyond completion of Tenant Improvement. Policy shall not contain exclusions relating to independent contractors (b) gravity related injuries (c) injuries sustained by an employee of an insured or any insured. Such insurance shall be primary and non-contributory, notwithstanding any insurance carried by Landlord or Tenant. Policy shall name Landlord as additional insured utilizing both forms CG2026 and CG2037 or their equivalents.
    Tenant shall have Contractor execute an indemnification/hold harmless agreement in favor of both the Tenant and Landlord.
    All such insurance shall be maintained with insurance companies licensed in Tennessee with an AM Bests rating of not less than A- VIII. Said policies shall contain a provision that coverage may not be canceled, non-renewed or materially changed without at least 30 days prior written notice to Landlord.
    Contractor shall not begin work until it has (1) furnished Certificates of Insurance to Landlord on Accord Form 25 evidencing all terms noted above; and (2) executed an indemnity agreement in favor of Tenant and Landlord.
29.TENANT IMPROVEMENT WORK: Tenant has inspected the Premises and has requested that Landlord make certain improvements to the Premises in accordance with the construction Plans and Specifications, as attached hereto as Exhibit “B”, prepared by Landlord, and previously mutually agreed upon (the “Tenant Improvements”).

A.    TENANT IMPROVEMENTS: The following terms shall have the following definitions: (a) “Work” shall mean all of the improvements described in the Plans and any additional improvements, materials, services, or changes performed under revisions to the Plans; and (b) “Total Cost” shall mean the aggregate of (i) engineering and architectural fees for the Work, plus (ii) filing fees, permit costs, governmental testing, and requirements of applicable law and governmental authorities incurred for or necessitated by the Work, including costs of compliance with the ADA resulting from the Work (including, but not limited to, tests required to comply with environmental and other laws), plus (iii) all costs of demolition of any existing improvements in the Premises, plus (iv) the actual cost of all labor, supplies, and materials furnished in connection with the Work, including sales tax and all costs associated with additional improvements, materials, services, or change orders, and work required to adjacent leased or common area space which is necessitated by the Work.
B.    Landlord shall perform the Work in a good and workmanlike manner, using Building standard materials as outlined the Plans. Other than as set forth in the preceding sentence, Landlord has made no representation or promise as to the condition of the Premises. Tenant will inspect the Premises and be fully familiar with the physical condition of the Premises and shall accept the Premises in its then existing “as is,” “where is” condition upon the Commencement Date, subject to any remaining minor punchlist work Landlord has agreed to perform. Not less than five days prior to Tenant’s occupancy of the Premises, Landlord and Tenant shall agree upon any minor punchlist or insubstantial details of construction, decoration, or mechanical adjustment remaining to be performed (based upon the construction standards prevailing in the local area for similar property) by Landlord. The occurrence of the Commencement Date shall not be delayed by virtue of the items remaining to be completed under the punchlist provided completion will not substantially interfere with Tenant’s Use of the Premises. Landlord shall not perform any work other than the Work and shall not perform any work as to any portions of the Premises not specifically addressed in the description of the Work.
C.    Tenant shall perform all work not shown on the Plans and in excess of the Tenant Improvement Allowance at its sole expense.
D.    Landlord has chosen Dan Walker Associates – Walker General Contractors to act as general contractor to complete Tenant Improvements. The contractor shall obtain at least three bids from qualified subcontractors for each major line item and at least two bids for all other trades. The general contractor shall not be permitted to mark up the bids for subcontractors. Tenant’s approval shall be required to select a vendor that is not the low bidder.
    1.    Landlord will provide an allowance of $35/RSF to be used toward improvements to the Premises (the “Tenant Improvement Allowance”).
    2.    Landlord will charge, and Tenant will pay a 2.5% construction management fee as a deduction from the Tenant Improvement Allowance.
    3.    Tenant shall not be permitted to use any portion of the Tenant Improvement Allowance for the purchase or installation of furniture, fixtures, or equipment.
    4.    Architectural and engineering costs and expense are included in the Tenant Improvement Allowance and will be deducted therefrom.
    5.    Landlord, at its expense, shall be responsible for removal of all furniture and existing low voltage wiring and cabling from previous occupant.
A breakdown of the Tenant Improvement Allowance, construction management fee and architectural/engineering fees is as follows:
•$3,140,025 Tenant Improvement Allowance
•$78,500.63 Construction Management Fee
•$59,000.00 Electrical Engineering Fee
•$42,500.00 Mechanical/Plumbing/Fire Protection Engineering Fee
•$2,500.00 Structural Engineering Fee
•$112,000.00 Architectural Fee
•$42,000.00 Lease Commencement Delay to July 1, 2022
Total Landlord Contribution towards Tenant’s physical improvements shall be $2,803,524.37.
E.     If Landlord or the general contractor is delayed in substantially completing the Work as a result of the occurrence of any Unavoidable Delay (as hereafter defined), then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that the Work would have been substantially completed absent any Unavoidable Delay(s). For purposes of this provision each of the following shall constitute an Unavoidable Delay: (a) Tenant’s failure to furnish information or to respond to any request by Landlord or any design consultant for any approval within any time period prescribed, or if no time period is prescribed, within five (5) business days of a request, including any information required to prepare the Plans; or (b) Tenant’s insistence on materials, finishes, or installations that have long lead times after having first been informed that the materials, finishes, or installations will cause an Unavoidable Delay; or (c) Tenant issued changes or proposed changes in the Plans which result in a delayed schedule; or (d) performance or nonperformance by Tenant or a person or entity employed or retained by Tenant in the completion of any work; or (e) any delay resulting from Tenant’s having taken possession of the Premises for any reason before substantial completion of the Work; or (g) any error in the Plans or other documents caused by Tenant, or its employees, agents, independent contractors, or consultants; or (h) any other delay chargeable to Tenant, or its employees, agents, independent contractors, or consultants.

F.    This article shall not apply to any additional space added to the original Premises at any time after the date of this Lease, whether under any options under this Lease or otherwise, or to any portion of the original Premises or any additions to the original Premises in the event of a renewal or extension of the initial Term, whether under any options under this Lease or otherwise, unless expressly so provided in this Lease or an amendment to this Lease.
G. Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Section 29.  The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant.  The initial Construction Representatives shall be Dede Malmo, CCIM (Landlord), who may be contacted at (901) 537-7447_and Michael Kiser (Tenant), who may be contacted at (901) 372-5212.  Any notices or other communication under this Section 29 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.
30. BROKER: Landlord and Tenant shall indemnify, defend, and save each other harmless from and against any claims for commissions from any real estate broker other than MalmoMemphis Real Estate, Inc., Landlord’s broker, and Cushman & Wakefield | Commercial Advisors, Tenant’s broker, with whom they have dealt in connection with this Lease. Landlord shall be responsible for all brokerage fees/commission under separate agreement with Landlord’s broker and Tenant’s broker.
31. MISCELLANEOUS:
A.This Lease and the Exhibits and any Riders or Addenda attached to it contain the entire agreement between Landlord and Tenant and there are no other agreements, either oral or written. This Lease shall not be modified or amended except by a written document signed by Landlord and Tenant which specifically refers to this Lease. The captions in this Lease are for convenience only and in no way define, limit, construe or describe the scope or intent of the provisions of this Lease. The words “including” and “include” when used in this Lease shall be deemed to mean “including, but not limited to,” or “including without limitation.”
B.If any provision of this Lease or amendment is invalid or unenforceable in any instance, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision, or such provision in any circumstance not controlled by such determination.
C.Tenant shall be required to provide Landlord with master access cards for the Building and Premises. [Tenant is installing its own security system].
D.The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver. The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default. No waiver shall be effective unless expressed in writing and signed by the waiving party. The receipt by Landlord of any Rent after default on the part of Tenant (whether the rent is due before or after the default) shall not excuse any delays as to future rent payments or amend any term of this Lease and shall not be deemed to operate as a waiver of any then existing default by Tenant or of the right of Landlord to enforce the payment of any other rent reserved in this Lease, or to pursue eviction or any other remedies available to Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent. No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction. Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy. It is the intention of the parties that this article modify the common law rules of waiver and estoppel and the provisions of any statute which might dictate a contrary result.
E.     Except as specifically designated in this Lease, neither this Lease nor any memorandum of this Lease may be recorded or filed for record in any public records without the separate express written consent, in recordable form, of Landlord. Any such recordation shall be a default under this Lease.
F.     For purposes of this Lease, the term “Unavoidable Delay” shall be defined as any strike or other labor trouble, fire, flood, pandemic, including without limitation COVID-19, or other casualty, breakage, accident, repairs, unusually severe weather, governmental preemption of priorities or other controls in connection with a national or other public emergency, governmental moratoria, or inaction of governmental authority (or shortages of fuel, supplies or labor resulting therefrom), war, civil commotion, labor or transportation difficulties, inability to obtain supplies, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control. Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within 10 days after its occurrence, the period for the performance of the act shall be extended for a time period reasonably related to the actual delays resulting from the occurrence. The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Term and shall not operate to extend the Term. Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.
G.Landlord may temporarily close the Building and preclude access to the Premises in the event of casualty, governmental requirements, pandemic, major repairs, or the threat of an emergency such as a tornado, hurricane, or other act of God, if Landlord reasonably deems it necessary in order to prevent damage or injury to person or property.
H.Landlord agrees to cooperate with Tenant should Tenant elect to pursue government incentives. However, Tenant shall be solely responsible for the cost and expense of seeking incentives and shall reimburse Landlord for all reasonable out-of-pocket expenses including legal fees. Any incentives procured shall inure to the benefit of Tenant.
I.Time is of the essence as to all obligations of Tenant under this Lease.

J.The parties intend that faxed signatures or signatures contained in a scanned, electronic document in a format such as .pdf constitute original signatures and that a faxed Lease or emailed Lease containing the signatures (original or faxed) of Landlord and Tenant is binding on the parties.
All Riders and Addenda contained in or attached to this Lease shall be deemed to be a part of and are incorporated in this Lease by reference.
32.    JURY WAIVER; COUNTERCLAIMS: Landlord and Tenant KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY waive trial by jury in any action, proceeding, or counterclaim involving any matter whatsoever arising out of or in any way connected with this Lease.

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the date of this Lease.
                            LANDLORD:

                            7101 GOODLETT FARMS PARKWAY, LLC,
                            a Tennessee limited liability company

By:	/s/ Bruce Pergament
Bruce Pergament

TENANT:

BIOVENTUS LLC,
a Delaware limited liability company

By:	/s/ Greg Anglum

Name:	Greg Anglum

Its:	Chief Financial Officer

EXHIBIT A
Sketch of Premises

SCALE: NOT TO SCALE

EXHIBIT "A"

BIOVENTUS
7101 GOODLETT FARMS PARKWAY
CORDOVA, TN 38106

THE CRUMP FIRM ARCHITECTS

MalmoMemphis REAL ESTATE, INC.

EXHIBIT B
Tenant Improvement Work

EXHIBIT C

Landlord’s Work

Prior to commencement of the Lease, Landlord shall complete the following improvements at its sole cost:
•Landlord shall install a new roof
•Landlord shall provide a new 800KW generator with one Eaton 200a Service Rated ATS.
•Landlord shall expand the parking lot per Exhibit D to a minimum of 209 spaces and Landlord shall reseal and restripe the existing parking lot
•Landlord shall install a new Energy Management System and replace any failed HVAC units and components as needed
•HVAC system shall be delivered in good and working order
•Landlord shall remove any existing cabling, wiring, and other low voltage in conjunction with the demolition phase of construction prior to the commencement of Tenant Improvements

Landlord shall provide Tenant with a list and copies of the warranty for the generator.

EXHIBIT D
Parking Lot Improvement Plan

Goodlett Farms Parkway
P.O.B.
CURB LINE
ACCESS POINT
15' LANDSCAPE SCREEN (P.B. 155, PG. 24)
30' SETBACK (P.B. 155, PG. 24)
45' BUFFER AREA (INST# AM-1121)
EXISTING CURB AND PAVEMENT TO REMAIN
NEW CURB AND PAVEMENT
NEW IMPERVIOUS AREA FOR PHASE 1: 24,289 Sq Ft
100' SETBACK (INST# AM-1121)
5' WIDE UTILITY ESM'T
15' BUFFER AREA (INST# AM-1121)
30' SIDE SETBACK (INST# AM-1121)
15' PRIVATE DRAIN
CONC. PATIO
CARGILL, INCORPORATED
(INST# 05118470)
TOTAL LAND AREA
439,706 Sq Ft
10.094 Ac
FINAL PLAT
PHASE 6
GOODLETT FARMS EAST P.D.
(P.B. 155, PG. 24)
7101 Goodlett Farms Parkway
ONE STORY BRICK
OFFICE/WAREHOUSE
90,803 SQ.FT. FOOTPRINT
HEIGHT: 20.3' @ FRONT DOOR
253 PARKING SPACES SHOWN
INCLUDES 8 H/C SPACES
34' DEDICATION (P.B. 155, PG. 24)
Charles Bryan Road
352.58' N22°31'02"W
109.61' N14°55'15"W
849.16' S03°31'48"E
6' CHAINLINK FENCE
OUTLINE PLAN
GOODLETT FARMS P.D.
(P.B. 123, PG. 57)
EXISTING CURB AND PAVEMENT
CANOPY
DUMP. GATE
TRUCK WELL
CONC.
PHASE 6
FUTURE DEVELOPMENT
60' BUILDING SEPARATION ESM'T (P.B. 155, PG. 24)
EXISTING 40' PRESCRIPTIVE R.O.W.
FUTURE DEVELOPMENT
OUTLINE PLAN
GOODLETT FARMS EAST P.D.
(P.B. 133, PG. 17)
FUTURE R.O.W.
GRAPHIC SCALE IN FEET
NORTH

7101 Goodlett Farms Pkwy.

PARKING STUDY

PREPARED FOR
MALMO REAL ESTATE

AUGUST 17, 2021

The Reaves Firm
Planning
Engineering
Landscape Architecture
Land Surveying
6800 Poplar Avenue, Suite 101
Memphis, TN 38138
901.761.2016 Fax: 901.763.2847
www.ReavesFirm.com

EXHIBIT E
WORK LETTER
WORK LETTER. This Exhibit E sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Premises to be completed before the Commencement Date ("Tenant Improvements"). This First Addendum contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Tenant Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Tenant Improvements by the Commencement Date.
In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:
1.Allowance. Landlord agrees to provide an allowance of up to $35.00 per square foot of the Premises, to design, engineer, install, supply and otherwise to construct the Tenant Improvements in the Premises that will become a part of the Building (the "Allowance"). Tenant is fully responsible for the payment of all costs in connection with the Tenant Improvements in excess of the Allowance. Notwithstanding any provision herein to the contrary, the Allowance is only available for Tenant’s use for a period of 365 days after the Commencement Date. Any portion of the Allowance not used within the 365-day period shall be deemed forfeited by Tenant and shall no longer be available for Tenant’s use. Tenant may use the Allowance for costs associated with Tenant’s low voltage voice and date cabling; provided, however, that no portion of the Allowance may be used for moving expenses, furniture or other personal property, and there shall be no credit against rent or cash available to Tenant for any unused portion of the Allowance.
A breakdown of the Tenant Improvement Allowance, construction management fee and architectural/engineering fees is as follows:
• $3,140,025 Tenant Improvement Allowance
• $78,500.63 Construction Management Fee
• $59,000.00 Electrical Engineering Fee
• $42,500.00 Mechanical/Plumbing/Fire Protection Engineering Fee
• $2,500.00 Structural Engineering Fee
• $112,000.00 Architectural Fee
• $42,000.00 Lease Commencement Delay to July 1, 2022
Total Landlord Contribution towards Tenant’s physical improvements shall be $2,803,524.37.
2.Space Planning, Design and Working Drawings.
a.On Tenant’s behalf, Landlord shall select The Crump Firm (“Architect”), who will do the following at Landlord’s expense (which expense may be deducted from the Allowance):
i.Attend a reasonable number of meetings with Tenant and Landlord's agent to define Tenant’s requirements. The Architect shall provide one complete space plan. Tenant shall approve such space plan, in writing, within five days after receipt of the space plan.
ii.Complete construction drawings for Tenant's partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule.
iii.Complete building standard mechanical plans where necessary (for installation of air conditioning system and duct work, and heating and electrical facilities) for the work to be done in the Premises.
b.All plans and working drawings for the construction and completion of the Premises (the “Plans”) shall be subject to Landlord's prior written approval. Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord's prior approval. Landlord agrees that it will not unreasonably withhold its approval of the Plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Premises, or which may affect the structural integrity of the Building. Any approval of the Plans by Landlord shall not constitute approval of any Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Delays. Landlord may condition its approval of the Plans if: (i) the Plans require design elements or materials that would cause Landlord to deliver the Premises to Tenant after the scheduled Commencement Date, or (ii) the estimated cost for any improvements under the Plan is more than the Allowance.

3.Tenant Plan Delivery Date.
a.Tenant acknowledges that the Architect is acting on behalf of the Landlord and that Landlord is responsible for the timely completion of the Plans.
b.Landlord covenants and agrees to deliver to Tenant the final Plans for the Tenant Improvements on or before November 8th, 2021 (the "Tenant Plan Delivery Date"). Time is of the essence in the delivery of the final Plans. It is vital that the final Plans allow Landlord sufficient time to review such Plans, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable the Contractor to prepare an estimate of the cost of the Tenant Improvements, to obtain required permits, and to substantially complete the Tenant Improvements within the time frame provided in the Lease.
4.Work and Materials at Tenant's Expense. Landlord shall select a licensed general contractor or contractors (the “Contractor”) to construct and install the Tenant Improvements in accordance with the Plans (the “Work”) at Landlord’s expense (which expense may be deducted from the Allowance). Landlord shall coordinate and facilitate all communications between Tenant and the Contractor.
a.Prior to commencing Work, Landlord shall submit to Tenant in writing the cost of the Work, which shall include (i) the Contractor’s cost for completing the Work (including the Contractor's general conditions, overhead and profit) and (ii) a construction supervision fee of 2.5 % of the cost of the work to be paid to Landlord to manage and oversee the work to be done on Tenant's behalf. Tenant shall have seven business days to review and approve the cost of the Work. Landlord shall not authorize the Contractor to proceed with the work until the cost is mutually agreed upon and approved in writing and delivered to Landlord.
b.Any changes in the approved cost of the Work shall be by written change order signed by the Tenant. Tenant agrees to process change orders in a timely fashion. Tenant acknowledges that the following items may result in change orders:
i.Municipal or other governmental inspectors require changes to the Premises such as additional exit lights, fire damper or whatever other changes they may require. In such event, Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant.
ii.Tenant makes changes to the Plans or requests additional work. Tenant will be notified of the cost and any delays that would result from the change by a change order signed by Tenant before the changes are implemented. Any delays caused by such changes shall not delay the Commencement Date of the Lease.
iii.Any errors or omissions in the Plans or specifications which require changes. Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant, and shall not delay the commencement date of the Lease.
iv.Materials are not readily available, require quick ship charges, or require substitution.
v.The upfit schedule requires Express Review to get permits, which will increase the costs of the permitting process.
c.All work performed in connection with the construction of the Premises shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and with the final approved Plans.
5.Commencement Date.
a.The Commencement Date shall be the later of the date when the work to be performed by Contractor, pursuant to the Plans approved by Landlord and Tenant, has been substantially completed (excluding items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant's use of the Premises -- i.e., "punch list items"), and the Landlord delivers possession of the Premises to Tenant in accordance with of the Lease, or July, 1, 2022.
b.Notwithstanding the foregoing, if Landlord shall be delayed in delivering possession of the Premises as a result of:
i.Tenant’s failure to approve the space plan within the time specified;
ii.Tenant's failure to furnish to Landlord the final Plans on or before the Tenant Plan Delivery Date;
iii.Tenant's failure to approve Landlord's cost estimates within the time specified;
iv.Tenant’s failure to timely respond to change orders;
v.Tenant's changes in the Tenant Improvements or the Plans (notwithstanding Landlord's approval of any such changes);

vi.Tenant's request for changes in or modifications to the Plans subsequent to the Tenant Plan Delivery Date;
vii.Inability to obtain materials, finishes or installations requested by Tenant.;
viii.The performance of any work by any person, firm or corporation employed or retained by Tenant; or
ix.Any other act or omission by Tenant or its agents, representatives, and/or employees;
then, in any such event, for purposes of determining the Commencement Date, the Premises shall be deemed to have been delivered to Tenant on the date that Landlord and Architect determine that the Premises would have been substantially completed and ready for delivery if such delay or delays had not occurred.
c.Landlord and Tenant agree to execute a separate Acknowledgement of Commencement Date of Lease form upon completion of the “Work” and Commencement of the Lease.
6.Tenant Improvement Expenses in Excess of the Allowance. Tenant agrees to pay to Landlord, promptly upon being billed therefor, all costs and expenses in excess of the Allowance incurred in connection with the Tenant Improvements. Tenant will be billed for such costs and expenses as follows: (i) fifty percent (50%) of such costs and expenses shall be due and payable upon Tenant's approval of the cost estimates for the Tenant Improvements; (ii) forty percent (40%) of such costs and expenses shall be due and payable when such work is substantially completed and the Premises are ready for delivery to Tenant; and (iii) ten percent (10%) of such costs and expenses shall be due and payable upon final completion of all punch list items.
7.Repairs and Corrections. Landlord’s Contractor will provide Tenant a one-year warranty from the date of delivery of the Premises, transferable to Tenant, for defective workmanship and materials. All manufacturers’ and builders’ warranties with respect to the Work shall be issued to or transferred to Tenant, without recourse to the Landlord. Tenant shall repair or correct any defective work or materials installed by Tenant or any contractor other than the Contractor selected by Landlord, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.
8.Inspection of Premises; Possession by Tenant. Prior to taking possession of the Premises, Tenant and Landlord shall inspect the Premises and Tenant shall give Landlord notice of any defects or incomplete work (“Punchlist”). Tenant’s possession of the Premises constitutes acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of occupancy, except as to (i) any defects or incomplete work set forth in the Punchlist, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Premises during a season when such equipment is not in use.
9.Access During Construction. During construction of the Tenant Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Premises for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Premises; provided, however, that such access does not interfere with or delay construction work on the Premises and does not include moving furniture or similar items into the Premises. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. All waiver and indemnity provisions of the Lease shall apply upon Tenant’s entry of the Premises.

RULES AND REGULATIONS
Tenant’s failure to comply with the Rules and Regulations shall constitute an Event of Default pursuant to the terms of the Lease.
1.Any reference to the terms Landlord or Tenant throughout the Rules and Regulations shall include 1) Employees; 2) Invitees; 3) Guests; 4) Agents; 5) Representatives; 6) Contractors; and anyone acting on behalf of or through either Landlord or Tenant.
2.Landlord reserves the right to amend and to make reasonable changes to these Rules and Regulations and Tenant shall be obligated to comply with such amended rules provided with reasonable advance written notice.
3.These Rules and Regulations are supplemental to and shall not be construed to in anyway modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease Agreement between Landlord and Tenant. If any items in the Rules and Regulations conflict with the Lease, the Lease shall prevail.
4.Landlord may, at any time, bar entry to, question, seek to identify, and or eject from the Building any individual(s) Landlord reasonably believes to have no legitimate business in the Building and/or whom Landlord perceives to be under the influence of alcohol and/or drugs or behaving in a dangerous or erratic manner.
5.Tenant shall not smoke in the Premises or any Common Areas of the Building. Individuals may smoke outside the Building at designated areas, but shall not congregate near any exterior door, and will place all cigarette butts in designated containers only.
6.Tenant shall park only in designated spaces outlined on parking lots, and will not park in a fire lane, handicapped space (unless qualified to do so under applicable law), service delivery area, road/street or any other area not clearly designated by white lines as a parking area. Tenant’s employees, agents, contractors, and invitees shall abide by all posted roadway signs in and about the parking facilities. Landlord shall have the right to tow or otherwise remove vehicles of Tenant and its employees, agents, contractors, or invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord. No parking space may be used for the storage of personal equipment or other personal property. Overnight parking in the parking areas is prohibited excepting company vehicles at Tenant’s risk. Overnight employee parking is prohibited. Landlord, in Landlord’s sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the parking areas.
7.Any electrical equipment used by Tenant shall be U.L.-approved and shall not exceed the capacity of existing electrical current, feeders or wiring installation. Tenant shall not do, permit to be done, or bring into or keep in the Premises anything which will impair or interfere with any Building services. Tenant shall use electric, gas and other forms of energy supplied by Landlord only. Tenant shall not install or operate a steam or gas engine or boiler or carry on any mechanical business. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is prohibited.
8.Deliveries are to be made through the Building service entrance, if applicable. Furniture, equipment or supplies must be moved in and out of the Building only in the area designated by Landlord during such hours and in a manner prescribed by Landlord. Subject to the waiver of subrogation provisions of the Lease, Tenant shall be responsible for all damage caused by such deliveries and/or transfers.
9.If Tenant desires to place equipment in the Building which exceeds Landlord’s standard floor loads, written approval of Landlord is required. Building standard floor load is 500 lbs PSF for the warehouse area and 200 lbs PSF for the office area. Landlord may require at Tenant’s expense 1) an engineering study to determine the weight and position of equipment, and/or; 2) reinforcement of any flooring in which equipment will be placed. Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.
10.Tenant shall not install, change, or alter any locks or bolts of any kind on any door within the Premises. Original keys are provided by Landlord. Duplicate keys, additional locks or deadbolts for Tenant’s Premises shall be obtained only from the Landlord, at Tenant’s expense. Upon termination of Tenant’s lease, Tenant shall remove all vaults and safes installed in Tenant’s Premises and all building keys must be delivered to the Landlord. Tenant shall provide Landlord with access cards or other means of entry to the Premises affected by any additional security devices installed by Tenant with Landlord’s approval so that Landlord will have access to all portions of the Premises at all times in accordance with the terms of the Lease.
11. Tenant shall leave no refuse, equipment, furniture, or boxes in the ~~Common~~ Parking Areas. Tenant shall be responsible for the cost of providing professional janitorial services in the Premises. Tenant shall ensure that liquids are not disposed of in the receptacles.
12.No bicycles, motorcycles or other motorized vehicles, birds or animals (except handicapped-assist animals) of any kind shall be brought into the Building.
13.Canvassing, selling, soliciting or distribution of handbills or any other written materials in the Building are prohibited, and Tenant shall cooperate to prevent these activities.
14.The sidewalks, entrances, parking areas, vestibules, passages, corridors, and stairwells in the Building shall not be obstructed by Tenant or used for any purpose other than those for which they were intended as ingress and egress. No windows, floor or skylights that reflect or admit light into the Building shall be covered or obstructed by Tenant. No heating, ventilating, or air conditioning vents shall be blocked or covered. Toilets, washbasins, and sinks shall not be used for any purpose other than those for which they were constructed and installed, and no rubbish, acid, vapors or other obstructing or improper substances shall be thrown therein. Any damage resulting from misuse by Tenant shall be at the expense of the Tenant.

15.Tenant shall not use the Premises for sleeping, lodging, or cooking. Tenant may use conventional coffeemakers, microwave ovens and refrigerators. Landlord approves the installation in the Premises of vending machines to be supplied by a vendor selected by the Tenant subject to approval by the Landlord, which shall not be unreasonably withheld, conditioned or delayed. Any additional bug or insect inspections and exterminating as a result of the vending machines within the Premises shall be at the expense of Tenant. The Building shall not be used for gambling, immoral, or other unlawful purposes.
16.Tenant shall not remove any carpet, wall covering, shelving, window blinds, artwork, or any other items affixed to the real estate in the Premises without the written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.
17.Landlord shall not be responsible for any loss, theft, mysterious disappearance of or damage to any property unless caused by Landlord’s employees, agents, contractors, or subcontractors.
18.All decorating, carpentry work, or any labor required for the installation of Tenant’s equipment, furnishings or other properties shall be performed at Tenant’s expense by Landlord or at Landlord’s option and consent, by persons and contractors authorized in writing by Landlord, such authorization not to be unreasonably withheld or delayed. This shall apply to all work including, but not limited to, installation of telephone and computer lines. Tenant shall not install or change any radio signal, communication, alarm or other utility or service, and no line shall be installed in any part of the Building without written consent of Landlord.
19.Tenant shall cooperate fully with the life-safety plans of the Building established and administered by Landlord, including participation by Tenant in exit drills, fire inspections, life-safety orientations, or other programs related to life safety that may be instituted by Landlord.
20.The water and wash closets and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other non-liquid substances shall be thrown in them. All damages resulting from any misuse of plumbing fixtures shall be borne by Tenant.
21.Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, lodging or sleeping, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, messenger service, travel or tourist agency, a personnel or employment agency, public restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise, retail service shop, labor union, school, classroom, an entertainment, sports, or recreation facility, an office or facility of a foreign consulate or any other form of governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a telemarketing facility, a firm the principal business of which is real estate brokerage, a company engaged in the business of renting office or desk space, a public assembly, (including a meeting center, theater, or public forum), or a public finance (personal loan) business. Tenant shall not engage or pay any employees on the Premises, except those working for Tenant on the Premises.
22.Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Building without the prior written consent of Landlord. Landlord shall have the right to prohibit any advertising that, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and on notice from Landlord, Tenant shall discontinue the advertising.
23.Tenant shall not place a load on any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry. Landlord reserves the right to reasonably prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, that in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.
24.Tenant shall not employ any contractor for work to be performed to the structure or systems of the Building, except as approved in writing by Landlord.
25.Landlord reserves the right to grant or deny access to the Building to any telecommunications service provider. If any telecommunications service provider desires access to the Building, such access shall be prescribed and governed by the terms and provisions of Landlord’s standard telecommunications license agreement, which must be executed and delivered to Landlord by such provider before it is allowed any access whatsoever to the Building.
26.Landlord may, on request by Tenant, waive compliance by the Tenant with any of the Rules and Regulations provided that (a) no waiver shall be effective unless in writing and signed by Landlord or Landlord’s authorized agent, and (b) a waiver shall not relieve the Tenant from the obligation to comply with the rule or regulation in the future unless expressly consented to by Landlord.
27.Whenever these Rules and Regulations directly conflict with any of the rights or obligations of Tenant under this Lease, this Lease shall govern.